EXHIBIT 99.1

                                     [LOGO]


FOR IMMEDIATE RELEASE                      Contact:  Joe Winn, Chief Financial
                                           Officer or Bruce Danziger, Director
                                           of Investor Relations
                                           Tel:  (617) 375-7500


                         AMERICAN TOWER SYSTEMS ACQUIRES
                                  OPM-USA, INC.


Fairfax, Virginia--October 6, 1997--American Tower Systems, Inc. (ATS), a wholly-owned subsidiary of American Radio Systems Corporation (NYSE: AFM), announced today that it has reached an agreement to acquire OPM-USA, Inc. ("OPM"). OPM is one of the fastest growing tower companies in the United States, with 54 towers currently operating and 36 towers due to be completed by year-end 1997. In addition, OPM is in the process of developing an additional 160 towers which are due to be constructed during 1998. All of OPM's towers are located along major highways in the southeastern United States (primarily Florida), and are intended to service the needs of various providers of non-broadcast wireless communications services.

American Tower Systems will be purchasing the outstanding stock of OPM for a maximum consideration of approximately $105,000,000, the majority of which will be paid in 1998. This amount is contingent upon OPM's ability to attain certain targets relating to the number of towers completed and the run-rate operating cash flow produced by those towers. ATS also has agreed to fund certain capital expenditures relating to the development of the roughly 190 towers, which is expected to occur over the next 12 to 16 months.

In a separate transaction, American Tower has agreed to purchase six towers in Tucson, Arizona from Tucson Communications Company. These towers are all located on one site, which is the pre-eminent broadcasting site in Tucson. The towers will be acquired for approximately $12,300,000.

Steve Dodge, CEO of American Tower, stated, "These are two important steps in our pursuit of undisputed leadership in this very young and explosive industry."

American Tower Systems develops, acquires, manages and markets antenna sites for the wireless communications industry. Pending the closing of all announced transactions, ATS will own and/or manage approximately 921 communications sites throughout the United States. ATS is headquartered in Fairfax, Virginia, with regional offices in Massachusetts, Connecticut, New Jersey, Pennsylvania, Washington, D.C., South Carolina, Florida, Texas and California.

On September 19, 1997, American Radio Systems entered into a merger agreement with Westinghouse Electric Corporation pursuant to which its radio operations will become a wholly owned subsidiary of Westinghouse. Consummation of the transaction is subject to regulatory approval. Prior to and as a condition of the merger, American Radio Systems will distribute to its shareholders its communications tower business.





AMERICAN TOWER SYSTEMS MANAGEMENT WILL BE CONDUCTING A CONFERENCE CALL AT 2:00 P.M. (EST) (1-800-288-8974) ON MONDAY, OCTOBER 6, 1997 AND WILL BE AVAILABLE FOR QUESTIONS. A RECORDING OF THE CALL WILL BE AVAILABLE AT 1-800-475-6701 (Access Code 359401) BEGINNING AT 6:30 P.M. ON OCTOBER 6 AND ENDING ON OCTOBER 20 AT 11:59 P.M. FOR THOSE PARTIES UNABLE TO LISTEN TO THE LIVE CALL.























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                        (617) 375-7500 FAX (617) 375-7575